Exhibit 10.1
DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into this  22nd day of January, 2009 by and between Samsung Electronics Argentina S.A., a corporation organized and existing under the laws of the Argentine Republic, domiciled at Bouchard 547 – 3 Piso, (1106) Buenos Aires, Argentina (hereinafter referred to as "SEASA") and Infosonics Corporation, a corporation organized and existing under the laws of the E.E.U.U. , domiciled at 4350 Executive Drive Suite #100, San Diego, CA 92121 and Infosonics S.A. , a corporation organized and existing under the laws of the Uruguay Republic , domiciled at Ponce Ave, 1302, Montevideo, Republica Oriental del Uruguay (hereinafter referred to as "DISTRIBUTORS").
WITNESSETH:

WHEREAS, SEASA is engaged, by itself or through affiliated companies, in the manufacture and sale of cellular handsets and accessories, which intends to market in the TERRITORY hereinafter set forth,

WHEREAS, DISTRIBUTORS are engaged in the business of importation and distribution of products in the TERRITORY and desires to deal in and sell the products and its accessories in the TERRITORY; and

WHEREAS, SEASA is desirous of granting to the DISTRIBUTORS the non-exclusive right to distribute the products in the TERRITORY and the DISTRIBUTORS are willing to accept it.
Now, THEREFORE, in consideration of the mutual covenants hereunder set forth, the parties hereto agree as follows:

Article 1. Definitions.

When used in this Agreement, each of the following terms shall have the meaning attributed to it below.

(a)	“Affiliate” shall mean any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with SEASA.
(b)	"Agreement" means this Agreement, any written amendment and any exhibits or schedule thereto and all references to "herein"; "hereunder" or "hereof" shall refer to this entire Agreement.
(c)	"Notice" shall mean a notice given in accordance with the terms of Article 18 of this Agreement.
(d)	"PRODUCTS", shall mean cellular handsets and accessories, as decided by SEASA from time to time.
(e)	“SEASA” shall have the meaning set forth on the introductory paragraph. However, if DISTRIBUTORS purchases the PRODUCTS to an Affiliate of SEASA, all references in Articles 2 to 23 to SEASA will be deemed as if they were referred to such Affiliate.
(f)
"SEASA's Trademarks" shall mean those trademarks, trade names, slogans, labels, logo and other trade identifying symbols whether registered or not in the TERRITORY which are developed and used by SEASA in connection with any of the PRODUCTS to be sold by the DISTRIBUTORS pursuant to this Agreement.

(g)	"TERRITORY" shall mean the Argentine Republic and Uruguay.

Article 2. Distributorship.

2-1
SEASA hereby grant to DISTRIBUTORS a non-exclusive right to distribute the PRODUCTS in the TERRITORY during the term of this Agreement and subject to the provisions and conditions hereinafter set forth.

2-2
DISTRIBUTOR shall buy and sell in its own name and for its own account and shall act as independent trader with regard to both SEASA and the customers of DISTRIBUTORS. Nothing in this Agreement shall authorize DISTRIBUTORS to engage in transactions in the name of SEASA or in any manner, which may create any obligations or liabilities on the part of SEASA.

2-3
This Agreement shall not operate or be construed to create any exclusive relationship between the parties. SEASA shall have at any time the right to sell to any other person within the TERRITORY upon such terms and conditions as are acceptable to SEASA in its sole discretion. DISTRIBUTORS shall have no right or interest, including third party beneficiary or “most-favored nation” interest or rights, in any transaction or agreement between SEASA and any person within the TERRITORY.

Article 3. Orders.

3-1
SEASA shall sell the PRODUCTS to DISTRIBUTORS for resale in the TERRITORY in accordance with the terms and conditions of each sales contract to be separately agreed and fixed between the parties provided that, unless agreed otherwise, this Agreement shall be applicable.

3-2	No sales contract shall be binding unless and until accepted by SEASA.

3-3
SEASA shall use its best efforts to accept any reasonable order regarding the PRODUCTS placed by the DISTRIBUTORS provided that SEASA shall be entitled to reject DISTRIBUTOR's order or any part thereof when:

a)	The PRODUCTS are not available or sufficient enough to fill the order placed by the DISTRIBUTOR, or all the orders placed by the DISTRIBUTORS and other customers; or
b)	SEASA have discontinued the manufacture or sale of the PRODUCTS ordered at the time the order is received; or
c)	The DISTRIBUTORS have committed a material breach under this Agreement.

3-4
SEASA shall use its best efforts to meet the delivery dates set forth on the accepted orders. In the event of a shortage of the PRODUCTS, SEASA shall apportion its available supply among its customers, as it deems convenient. DISTRIBUTORS may cancel by delivering a written notice to SEASA, any order if the delivery date has not been met for more than sixty (60) days, without charge.

3-5	Except as set forth on 3-4 above, neither DISTRIBUTORS nor SEASA shall rescind or amend any order, which has been accepted by SEASA without written consent of SEASA.

3-6
DITRIBUTOR will place orders for the PRODUCTS by way of written or electronic purchase orders. No order from DISTRIBUTORS are binding on SEASA until SEASA issues an acknowledgment and acceptance to the DISTRIBUTORS for such order. SEASA shall have ten (10) business days to accept such order. If  SEASA does not accept in writing within such term, then such order will be deemed as rejected by SEASA.

3-7
When placing orders DISTRIBUTOR shall give SEASA a ninety (90) days notice in advance, with a fixed purchase order for three months plus a non-binding forecast for the forthcoming two months (i.e. seventh and eighth months as of the notice). DISTRIBUTORS may increase the quantity of such orders for the fixed or forecasted months subject to written acceptance by SEASA.

3-8
All orders will be shipped to DISTRIBUTORS FOB from the respective Samsung Electronics Co. Ltd. manufacturing or warehouse facility. All cost of freight, insurance and any other shipping expenses from FOB point, as well as any special packaging expenses requested by DISTRIBUTORS, shall be borne by DISTRIBUTORS. In addition, DISTRIBUTORS will be responsible to (i) obtain all licenses required to import the PRODUCTS into the TERRITORY and (ii) clear the PRODUCTS through local customs promptly upon arrival at the TERRITORY, and (iii) pay all customs duties and other charges assessed on such PRODUCTS in the TERRITORY. Risk of loss will pass to DISTRIBUTORS upon delivery to DISTRIBUTORS at FOB point as specified in this Section.

Article 4. Independence of parties

4-1
It is expressly agreed that the relationship hereby established between SEASA and the DISTRIBUTORS are that of a supplier and a purchaser. The DISTRIBUTORS are an independent contractor and does not have authority to cause SEASA to act in any way, or to represent that SEASA is in any way responsible for the acts of the DISTRIBUTORS. This Agreement does not establish a joint venture, agency or partnership between the parties, nor does it create an employer/employee relationship.

4-2
SEASA shall not be responsible for the acts or defaults of the DISTRIBUTORS or its employees or representatives or its appointed sub-distributors or retailers and the DISTRIBUTORS hereby agrees to indemnify and to hold SEASA harmless from any and all claims of any nature whatsoever arising there from.

4-3
DISTRIBUTORS represents that it complies with all local labor laws related to the performance of its obligations hereunder and that it has its own labor force sufficiently trained to comply with its obligations. DISTRIBUTORS accepts that it alone is liable for any obligations and liabilities that may arise between DISTRIBUTORS and its employees or workers as a result of its obligations hereunder including, without limitation, social security contributions, individual or collective claims, employee's withholding taxes and similar issues. DISTRIBUTORS agrees that there is no contractual relationship between SEASA and DISTRIBUTOR's employees and workers and will hold harmless SEASA for any related claim.

Article 5. Prices and payment

5-1
SEASA will sell the PRODUCTS to DISTRIBUTORS at the reasonable prices SEASA normally sells to its other non-exclusive distributors from time to time. To that end, SEASA shall provide DISTRIBUTORS with pricing schedules within 10 business days upon request by DISTRIBUTORS.

5-2
SEASA, at its sole discretion, may change the prices of the PRODUCTS provided that such change of prices shall become effective and applicable to each sales contract to be effected between the parties as from the date SEASA notifies the DISTRIBUTORS and to be applicable to each sales contract pending of shipping, unless otherwise specified therein.

5-3
The DISTRIBUTORS shall cause an irrevocable and confirmed letter of credit without recourse, available against SEASA's draft at sight, to be opened for each sales contract through a leading bank acceptable to SEASA at least 30 days prior to the date of each shipment of the PRODUCTS. DISTRIBUTORS will pay all banking and similar charges incurred in connection with any of these payments.

5-4
If the DISTRIBUTORS fail to provide such letter of credit, SEASA shall have the option of reselling the PRODUCTS in any country, holding the PRODUCTS for the DISTRIBUTOR's accounts and risk and/or canceling the contract and claiming for damages caused by the DISTRIBUTOR’s default.

5-5	Seasa and DISTRIBUTORS may agree on other forms of payment, other than the one provided in 5-3 and 5-4 above.

5-6
All amounts payable by DITRIBUTORS to SEASA under this Agreement are exclusive of any tax, levy or similar governmental charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, possession or use of the PRODUCTS, the execution or performance of this Agreement or otherwise, except for net income, net worth or franchise taxes assessed on SEASA in or outside the TERRITORY. If a change in the laws of the TERRITORY were to occur and such change has an adverse effect on the amounts payable by DISTRIBUTORS, then the amounts payable by DISTRIBUTORS shall be readjusted so that SEASA does not suffer a loss as a result of such change in the law.

Article 6. Risk and Property

6-1
Risk in the PRODUCTS supplied by SEASA to DISTRIBUTORS will pass upon delivery at FOB point. Titles and any rights in such goods supplied by SEASA shall pass to the DISTRIBUTORS on payment in full to SEASA of the contract price therefor.

Article 7. Inspection and Claim

7-1
Within one (1) month upon delivery of the PRODUCTS, the PRODUCTS may be inspected by a DISTRIBUTOR's qualified agent in the TERRITORY at the DISTRIBUTOR's cost and according to SEASA's standard "quality warranty". Should any defects or shortage of the PRODUCTS been found upon inspection due to its material failure to meet the standards of quality, DISTRIBUTORS shall give a written notice to SEASA within 10 days upon inspection. If (i) such written notice of claim for defects or shortages is accompanied by a proof of damage certified by an authorized surveyor, (ii) such defects or shortages are acknowledged by SEASA as attributable to the fault of SEASA and (iii) such defects or shortages are not compensated by insurance; then SEASA shall supply DISTRIBUTORS free of charge with new PRODUCTS or a new part or parts thereof as the case may be to replace the defective PRODUCTS or parts or to replace the missing parts, delivering the same at the port of destination.

7-2
If DISTRIBUTORS fail to carry out the inspection mentioned in 7-1 above or fail to notify and/or to forward a claim within the period specified above, the DISTRIBUTORS should be deemed to have waived any such claim.  However, DISTRIBUTORS shall have the rights set forth in Article 8, but only regarding defects on workmanship or material of the PRODUCTS.

7-3
SEASA shall have no liability for any defects or shortages in the PRODUCTS that have been caused by improper storage, warehousing or transport or by neglect, abuse or improper use, maintenance, installation and repair except when the PRODUCTS are under SEASA's control.

Article 8. Warranty

8-1
SEASA warrants in accordance with SEASA's standard "quality warranty" that the PRODUCTS sold by it to DISTRIBUTORS are free from defects in workmanship or material for a period which will be indicated in each kind of the product, from the delivery to the initial user or such other period as decided by SEASA and notified to DISTRIBUTOR from time to time, to the extent permitted by the applicable laws and regulations.

This warranty does not apply to any PRODUCTS improperly repaired, changed or altered in any way; or subjected to misuse, abuse, negligence, or accident by any person other than SEASA; or used in violation of instructions furnished by SEASA; or normal wear and tear.

8-2
THE WARRANTIES STATED IN THIS ARTICLE ARE THE ONLY WARRANTIES MADE BY SEASA IN CONNECTION WITH THE SALE OF THE PRODUCTS HEREUNDER. ANY AND ALL OTHER WARRANTIES AND/OR GUARANTEES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED BY SEASA.

Article 9. Limitation of Liability

9-1
IN NO EVENT SHALL SEASA BE LIABLE TO DISTRIBUTOR FOR LOSS OF PROFITS OR OTHER CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, INJURY TO PERSON OR PROPERTY, LOSS OF USE OF THE PRODUCTS, AND SHALL SEASA’S AGGREGATE LIABILITY TO DISTRIBUTOR OR ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHERE IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE MONEY PAID BY DISTRIBUTOR TO SEASA UNDER THIS AGREEMENT.

Article 10. Promotion and Advertising

10-1
The DISTRIBUTORS agree that it will not, in promoting and selling the PRODUCTS make any representation or give any warranty with respect thereto other than those set forth in the catalogues and leaflets provided by SEASA, and/or the standard terms and conditions of warranty of the PRODUCTS hereunder or provided in writing by SEASA, or as may otherwise be authorized in writing by SEASA, unless required by law.

Article 11. Trademark and other Rights.

11-1           SEASA authorizes DISTRIBUTORS to use non-exclusively Samsung Trademarks in the TERRITORY during the term of this Agreement for the sole purpose of the sale and distribution of the PRODUCTS.

11-2           The DISTRIBUTORS accepts and agrees not to use Samsung Trademarks for any other purpose than to distribute the PRODUCTS and to use them only in such manner as to preserve at all times all rights of SEASA.

11-3           The DISTRIBUTORS agrees that it will not alter or remove any of Samsung Trademarks on the PRODUCTS sold under this Agreement.

11-4           SEASA shall have the right of prior review and approval of any use of Samsung Trademarks by the DISTRIBUTORS.

11-5           The DISTRIBUTORS shall not authorize third parties except its dealers to use Samsung Trademarks and any such attempted authorization shall be void.

11-6           SEASA authorizes DISTRIBUTORS to use Samsung Trademarks in advertisement, promotional literature, catalogues, brochures, and other printed materials, letterhead, visiting cards, only on the express condition that in such use explicit reference will be made to its capacity as a DISTRIBUTORS of the PRODUCTS and that DISTRIBUTORS submits such materials to SEASA for prior approval. The DISTRIBUTORS shall not use the words "SAMSUNG" or any altered or shortened form thereof in its own company name.

11-7           The DISTRIBUTORS shall discontinue and cause its dealers to discontinue the use of the Samsung Trademarks free of compensation upon termination of this Agreement and thereafter shall not use or permit to be used the Samsung Trademarks or any similar trademarks, provided, however, that DISTRIBUTORS and its dealers may sell the PRODUCTS bearing Samsung Trademarks held by them in stock at the time of termination of this Agreement for a period of three (3) months following such time and not thereafter.

11-8           The DISTRIBUTORS recognize and concedes for all purpose that the Samsung Trademarks, whether or not registered in the TERRITORY, are valid and are the exclusive property of SEASA, and that DISTRIBUTOR's right to use such Samsung Trademarks arises only out of this Agreement and is subject to the superior right of SEASA.

11-9           The DISTRIBUTORS agree that any rights arising out of its use of Samsung Trademarks shall belong to SEASA and not to DISTRIBUTORS.

11-10  SEASA shall have the exclusive right at its sole discretion to bring legal actions in the TERRITORY for trademark infringement with respect to any of the Samsung Trademarks. The DISTRIBUTORS will assist SEASA in any proceedings for the protection of any of the Samsung Trademarks when requested by SEASA or as may be required by local law.

11-11  The DISTRIBUTORS shall not apply for any registration with regard to any of the Samsung Trademarks in any country of the world including the TERRITORY.

11-12  Any patent, design or copyright embodied in the PRODUCTS shall be the sole property of SEASA, and DISTRIBUTORS shall not acquire any right to them by execution of this Agreement or performance thereunder or otherwise and shall not use any of them after termination of this Agreement.

Article 12. Sub-distributors

12-1
In the event the DISTRIBUTORS wishes to appoint sub-distributors, it shall submit its proposed agreement to SEASA and get prior written consent thereof from SEASA.  Any such proposed agreements must specifically require the sub-distributor or retail trader to be bound by the terms of this Agreement. In no event shall any such sub distributor or retail trader acquire any rights against SEASA and the DISTRIBUTORS hereby agrees to indemnify and hold SEASA harmless therefrom.

Article 13. Reports

13-1
The DISTRIBUTORS shall discuss with SEASA certain matters related to its marketing activity when requested by SEASA and or DISTRIBUTORS deems it necessary, and shall furnish SEASA with adequate information related to its marketing activities provided that DISTRIBUTOR retain a right not to disclose certain trade secrets a its discretion.

13-2
The DISTRIBUTORS shall promptly bring to the notice of SEASA any information received by it which is likely to be of interest, use or benefit to SEASA relating to the marketing of the PRODUCTS in the TERRITORY.

13-3
The DISTRIBUTORS shall, from time to time, upon the request of SEASA submit to SEASA reports relating to the distributorship. Such reports shall be submitted at least quarterly and shall include information relating to its financial status inclusive of the latest Balance Sheet and Profit and Loss Statements, total sales, sales by PRODUCTS, sales by Province within the TERRITORY, percentage of returns by PRODUCTS category, remaining inventory of the DISTRIBUTOR and the DISTRIBUTOR's suggestions and recommendations as to the PRODUCTS and marketing thereof.

Article 14. Term of Agreement

14-1
Except if terminated in accordance to what is provided in Article 15, this Agreement shall remain in effect for One Year, commencing on January 1, 2009 and expiring on December 31, 2009. This Agreement may be renewed or extended for additional period of one (1) year thereafter by mutual written agreement thereof between the parties within sixty (60) days prior to the relevant expiration of this Agreement

14-2	All the rights assigned to DISTRIBUTORS by SEASA in connection with this Agreement shall be reverted upon expiration or termination of this Agreement.

Article 15. Termination

15-1	Any party shall have the right to terminate this Agreement, at any time, unconditionally and without cause by giving written notice to the other party within 30 day in advance.

15-2
SEASA shall have the right to terminate this Agreement at any time by giving written notice to DISTRIBUTORS of any material breach of the provisions of this Agreement incurred by DISTRIBUTORS, and with respect to which it fails to rectify such breach within thirty (30) days after the receipt of a notice in writing from SEASA requiring such rectification.

Examples of breach by DISTRIBUTORS include but are not limited to the following:
(a) Failing to pay SEASA owed moneys;
(b) Failing to adequately promote the PRODUCTS; or
(c) Unreasonably frequent delay in issuance of order and/or opening the letter of credit in accordance with Article 5-4 of this Agreement.

15-3	Any of the parties to this Agreement shall have the right to forthwith terminate this Agreement by giving written notice to the other party upon the occurrence of any of the following events.

a) When any of the parties to this Agreement becomes insolvent or a petition of bankruptcy or for corporate reorganization or for any similar relief is filed by or against the other party, or a receiver is appointed with respect to any of the assets of the other party, or liquidation proceeding is commenced by or against the other party.

b) When any of the parties to this Agreement assigns the whole or any substantial part of its business or assets to a third party by agreement, order of court or otherwise, or ceases to carry on its business.

c) When any of the parties to this Agreement winds up, either compulsory or voluntarily, or merges into another company, or when DISTRIBUTORS makes a change in the principal management.

15-4	In the event of this Agreement being terminated or expired for any reason whatsoever, the following shall apply:

a) The DISTRIBUTORS shall not be discharged or released from any debts or liabilities under this Agreement, which exist at the time of the expiration or termination.

b) The DISTRIBUTORS shall not make any financial demands upon SEASA for compensation for, or refund of, its service performed under this Agreement or refund of its expenses incurred from facilities and advertisement and others.

c) The DISTRIBUTORS shall not use any Trademarks or Trade names belonging to SEASA without written consent of SEASA except for the sale of its stocks remaining in its hands as specified in Section 11.7 hereof.

15-5
Upon expiration of this Agreement, SEASA shall have the option, but shall not be obligated, to repurchase from DISTRIBUTORS any PRODUCTS then in DISTRIBUTOR's inventory at the original cost to DISTRIBUTORS. DISTRIBUTORS shall then immediately ship such PRODUCTS to SEASA.

Article 16. Force Majeure

16-1
If the performance of any part of this Agreement is prevented, restricted or interfered with for any length of time by reason of governmental restrictions, war, civil commotions, riots, strike, lock out, lack of shipping space and acts of God such as typhoon, flood, fire or any other similar causes which are beyond the reasonable control of the parties hereto, the party so affected, upon giving prompt notice to the other parties, shall be excused from such delay or failure of performance to the extent of such  prevention, restriction or interference and for such length of time.  If such failure continues for a period of more than six (6) months, either party hereto shall have the rights to forthwith terminate this Agreement by serving a written notice to the other party.

Article 17. Secrecy

17-1
During the terms of this Agreement and thereafter DISTRIBUTORS shall not disclose or divulge any information concerning the PRODUCTS or business affairs of SEASA (including but not limited to prices, discounts, terms and conditions of sales, customers, business affairs, PRODUCTS, or PRODUCTS specification) which it receives directly or indirectly from SEASA, or which it requires or develops in the course of its transactions with SEASA. (“Confidential Information”), unless required by regulatory agencies.

17-2
It is agreed that SEASA remains the owner of the Confidential Information, and DISTRIBUTORS can use such Confidential Information only for the purpose of performing under this Agreement. The obligation in this Section shall survive the termination of this Agreement for five (5) years. However, DISTRIBUTORS shall have no such non-disclosure obligations with respect to any portion of the received information which is now or which hereafter, through no act or failure to act on the DISTRIBUTOR´s part, becomes generally known or available.

Article 18. Notice

18-1
Any notice, request, consent, offer or demand required or permitted under this Agreement must be in writing and must be sufficiently given if delivered in person or sent by registered airmail or cable confirmed by registered airmail, addressed as follows:

SEASA
Address: Bouchard 547 – 3 Piso Ciudad Autonoma de Buenos Aires – Argentina

DISTRIBUTORS
Adrress: Infosonics Corp – 4350 Executive Drive Suite#100, San Diego, CA 92121 EEUU
Insfosonics S.A. – Avda Ponce 1302, Montevideo - Uruguay

Article 19. Waiver

19-1
The failure by either party to enforce any of the term or conditions of this Agreement shall not constitute a waiver of that party's right thereafter to enforce that or any other or condition of this Agreement.

Article 20. Rights of Third Parties to this Agreement. Severability.

20-1
This Agreement and every term and condition thereof shall inure to the benefit of the parties, and shall be binding upon any successors to the parties, but neither party may assign this Agreement or any rights thereunder directly or indirectly, without the prior written consent of the other party. The nullity that might be determined as to any of the clauses will not affect the rest of the Agreement, which will stand in full force and effect in any aspect not affected by the nullity determined.

Article 21. Governing Law.

21-1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without reference to the principles of conflicts of law.

21-2 Any dispute, controversy or difference which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof shall be finally settled by arbitration in New York city, USA in accordance with the rules of arbitration of the American Arbitration Association whose award shall be final and binding upon both Parties.

21-3 This Agreement constitutes the entire agreement between the parties and supersede all previous agreement, negotiations and commitments in respect thereto, and shall not be changed or modified in any manner, except by mutual consent in writing of subsequent date signed by duly authorized representatives of each party to this Agreement.

Article 22. Amendment

22-1	This Agreement may be amended only by a written instrument signed by duly authorized representatives of both parties and expressly stating that it is an amendment to this Agreement.

Article 23. Headings

23-1  Heading of article and subsections of this Agreement are for convenience only and shall not be used in construing this Agreement.

Article 24. Sales Meeting

24-1Annual market and sales plans for the following one year shall be concluded at the end of each year by having a sales meeting at the place mutually agreed upon.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

  SAMSUNG ELECTRONICS
  ARGENTINA S.A.

  By: Mr. Seung Koo Yeo
  President

  INFOSONIC CORPORATION

  By: Mr. Joseph Ram
  President

  INFOSONIC S.A.

  By. Mr. Joseph Ram
  President